UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

(Rule 14c-101)

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☒

Preliminary Proxy Statement

☐

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐

Definitive Proxy Statement

☐

Definitive Additional Materials

☐

Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

Sector 10, Inc.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement,

if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒

No fee required

☐

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)

Title of each class of securities to which transaction applies:

(2)

Aggregate number of securities to which transaction applies:

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)

Proposed maximum aggregate value of transaction:

(5)

Total fee paid:

☒

Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)

Amount Previously Paid:

(2)

Form, Schedule or Registration Statement No.:

(3)

Filing Party:

(4)

Date Filed:

SECTOR 10, INC.

14553 South 790 West, Suite C
Bluffdale, Utah 84065

INFORMATION STATEMENT

This Information Statement is being furnished to you in your capacity as a stockholder (“Stockholder”) of SECTOR 10, INC., a Delaware corporation (“Sector 10” or the “Company”) to solicit your written consent (“Consent”) to amend the Articles of Incorporation of the Company (the “Articles of Incorporation”) in order to effect a reverse split of the outstanding shares of the common stock of the Company (the “Common Stock”), pursuant to which each 10 shares of pre-split Common stock issued and outstanding as of the effective date of the reverse split will be reclassified and combined into one share of post-split Common Stock (the “Reverse Split”).

The Board of Directors of Sector 10 (the “Board”) has fixed the close of business on August 18, 2008, as the record date (the “Record Date”) for determination of Stockholders entitled to receive notice of and consent to the Reverse Split. Accordingly, only Stockholders that hold shares of Common Stock on the Record Date will be entitled to consent to the Reverse Split. As of the Record Date, there were 90,060,292 shares of Common Stock issued and outstanding held by approximately 175 Stockholders of record.

The documents accompanying this Information Statement and the summaries in this Information Statement are qualified in their entirety by reference to the complete text of the documents. You are strongly encouraged to review this Information Statement and each of the documents accompanying this Information Statement. You are also encouraged to consult your legal, tax, financial and business advisors with respect to the matters discussed in this Information Statement.

WE ARE NOT ASKING FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

OTHER THAN MEMBERS OF THE BOARD, NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THE DELIVERY OF THIS INFORMATION STATEMENT SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF, OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR SUPPLEMENT THE INFORMATION SET FORTH HEREIN.

This information statement is delivered to notify stockholders of Sector 10, Inc., a Delaware corporation (the "company"), that on August 20, 2008, holders of more than a majority of the outstanding shares of common stock, $0.001 par value (the "common stock"), of the Company (the "majority stockholders"), acting by written consent in lieu of a meeting, approved an amendment (the “amendment”) to the Certificate of Incorporation of the Company, to effect the reverse split. A copy of the amendment is attached hereto as appendix a.

This is not a notice of a meeting of the stockholders of the company and no stockholders meeting will be held to consider the matters described herein. This information statement is being distributed to our stockholders under section 228(e) of the Delaware general corporation law and section 14(c) of the securities exchange act of 1934, as amended (the “exchange act”). No further notice of the filing of the amendment or the effectiveness of the actions described herein will be given to stockholders of the company.

This information statement is first being mailed to the Company's stockholders on or about August 20, 2008. pursuant to rule 14c-2 promulgated by the securities and exchange commission under the exchange act, the amendment and the name change will not become effective until at least 20 days following the date this information statement is sent to our stockholders. references in this information statement to “company,” “we,” “us,” or “our” are references to Sector 10, Inc.

By Order of the Board of Directors

/s/ Pericles DeAvila

Pericles DeAvila

Chief Executive Officer and President

ii

THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF SECTOR 10.

The date of this Information Statement is August 20, 2008.

iii

INTRODUCTION

The Board is soliciting the Consents to amend the Articles of Incorporation in order to effect the Reverse Split, pursuant to which each 10 shares of the pre-split Common Stock issued and outstanding as of the effective date of the Reverse Split will be reclassified and combined into one share of post-split Common Stock.

If the proposal to amend the Articles of Incorporation is approved, the Board intends to execute the Amended and Restated Articles of Incorporation of the Company, substantially in the form attached hereto as Appendix A (the “Amended and Restated Articles of Incorporation”), effecting the Reverse Split. If the proposal to amend the Articles of Incorporation is not approved, the Company will not execute or file the Amended and Restated Articles of Incorporation.

Recommendation of the Board

AFTER CONSIDERATION OF THE FACTORS DESCRIBED IN THIS INFORMATION STATEMENT, THE BOARD HAS UNANIMOUSLY APPROVED THE REVERSE SPLIT AND RECOMMENDS THAT YOU CONSENT TO AND APPROVE THE REVERSE SPLIT.

Stockholder Consents

As permitted by the Bylaws of the Company (the “Bylaws”), the Company is soliciting the Consents in lieu of holding a regular or special meeting of the Stockholders. If the Company receives executed Consents from the holders of a majority of the outstanding shares of Common Stock, the Reverse Split described in this Information Statement will be approved. The Company does not presently intend to call a regular or special meeting of Stockholders for the purpose of considering and voting upon the proposal to approve the Reverse Split described in this Information Statement.

Sector 10 is a systems integration sales and marketing company representing a unique line of proprietary products and technologies developed and manufactured by Sector 10 Holdings, Inc. The products focus on the pre-deployment of emergency response while generating secondary revenue streams such as communication channels and interactive advertising. Sector 10 has been structured to position itself as a licensed sales and distribution venue for the Sector 10 emergency response products.

Sector 10’s life saving services center around the placement of stationary kiosks called SRU’s in high traffic venues and high-rise buildings. The SRU’s or stationary response units contain personal protective equipment (PPE) that can help people, prevent fatalities and injuries during natural disasters, terrorist attacks, and other life threatening situations such as fires. In addition the SRU provides four channels of communication and tracking capabilities that are linked to a command center and can interact with first responders to ensure the greatest number of lives can be saved.

These kiosks or Stationary Response Units (SRU’s) can also be utilized as a means of communication during times of normal operation. The video displays create an interactive experience (with search and user menus) that enhances any facility by spreading information efficiently an effectively to patrons through an information and advertising network that caters to the specific needs of each unique building.

Sector 10 products have received endorsements from the Department of Homeland Security, Be Ready Utah, and Former Senator Jake Garn. Sector 10 is in the process of positioning itself as the global leader in pre-deployment emergency response.

Products

First and last, Sector 10 products serve a vital public safety function and are emergency response systems. This is particularly true of the SRU, which has no interactive communication system on-board. The primary market for this product is high-rise buildings.

SRUs offer these Emergency Response Features:

• Smoke, chemical and biological masks	• Battery backup
• Eye wash system	• Evacuation chair
• Iodide tablets	• Strobe light
• Integrated computer system	• Siren
• Visual touch screen panel	• First aid supply packs
• Wi-Max wireless technology	• Real-time personnel tracking
• Surveillance camera	• OSHA compliant

Sector 10 has created additional business value and opportunity with the SRU-M. This innovative product combines life safety resource or the SRU that are vital to emergency response with interactive communications technologies. This creates a new market by penetrating previously impermeable distribution points for advertising. This new market – Pre-deployed public safety systems – is a market segment being created by Sector 10. It is untouched and wide open with staggering potential for growth worldwide.

SRU-Ms are placed in high traffic public venues such as airports, convention centers, mass transit stations, entertainment venues, sports arenas and stadiums, and retail locations - wherever the public is found in masses. These are pre-deployed life saving devices that generate revenue during times of normal operations. The advertising dollars created can more than offset the expense of these multi-purpose units. Imagine the possibilities of a 42" display with multiple sections of interactive user-driven content!

Sector 10 has product placement programs that can place SRU-Media in high traffic areas at discounted prices or at maintenance-only cost to the end user... With the widespread adoption of pre-deployed emergency response systems, Sector 10 is building one of the largest proprietary digital networks in the world. Each day tens of thousands of people will be exposed to ads displayed on SRU-Ms, and the number will continue to grow.

With the SRU-M Sector 10 is creating a new market, a new way to deliver advertising messages to both large, gathered publics and to highly targeted audiences. This will be achieved by:

•

Finding large, high traffic public venues which need both emergency response systems for public safety and the ability to deliver advertising messages to these publics. These venues include various high traffic locations such as malls, conventions centers, arenas, airports, and big box retailers throughout the United States.

•

Negotiating with the venue management for the placement of the emergency response systems which contains the advertising message delivery components. The venue’s need for emergency response systems allows Sector 10 to gain access to high traffic real estate that otherwise would be too expensive or simply not available, thus solving the real estate expense problem of many advertising vehicles.

•

Finding sponsors to fund the placement of the advertising/emergency response systems in exchange for a portion of the revenues derived from the sale of advertising. Typical sponsors will be individuals and institutions looking for predictable return on a passive investment.

•

Developing a national advertising sales management team to work with established advertising agencies to represent the Sector 10 advertising opportunity to their clients. It is not anticipated that Sector 10 advertising will be the sole advertising medium employed and therefore we expect that partnering with ad agencies will be the most cost effective means of generating ad sales.

The Market

In the market for Sector 10 products and services is largely untapped because we are creating that market ourselves through our unprecedented combination of business and public needs. There are many disaster preparedness needs in our nation’s cities as well as unlimited advertising opportunities. Sector 10 products are distinguished by superior technology, unrivaled emergency and safety response systems and unique messaging features.

Major US markets for the SRU-M devices include more than 700 malls, 10,000 big box retail stores, 150 convention centers, 150 arenas, and 100 airports. These combined US venues represent a potential of more than 144,000 product placements.

The market opportunity available for Sector 10 products and its services is largely untapped. We have created patented products and processes to specifically address our target markets and give us a clear edge over future competition. There are many disaster preparedness needs in our nation’s cities, our unprecedented combination of business solutions and public needs delivers not only a real need, but also creates a new product category in the market. Advanced technology, unrivaled emergency safety response systems and our unique messaging features distinguish Sector 10 products from other products currently on the market.

In addition to our pre-deployed features the SRU-M products present enhanced revenue opportunities to Sector10 and its shareholders. Alternative forms of advertising and marketing are on the rise. More and more, advertisers are looking to other forms of media, many of them un-measurable and un-quantified to meet their marketing needs. Ad agencies traditional ways of reaching their consumers are giving way to new media and new ways of engaging an audience. Advertisers now know that traditional TV as well as print ads are no longer sufficient ways to reach people affectively and as a result are directing their dollars to more new inventive ways of reaching the target market. If they want to remain competitive, agencies must take a serious look at new opportunities. These opportunities gave rise to Google, Yahoo and many others.

Because of the mobility of the consumer walking by the SRU-M’s, ads will typically be shorter in length unless they stop and engage the SRU-M. The interactivity would allow the consumer to see a longer version of the ad or click for more information on the company of which S-10 would be able to charge more from the advertiser. “Pre-deployed Emergency Response thru Media Placement”

Employees

The Company, as of August 1, 2008, had no full-time employees. A total of two persons (CEO and CFO) work part-time for the Company and also work for the Company’s majority stockholder, Sector 10 Holdings, Inc. As sales activity begins, the Company is expected to hire sales, compliance and administrative employees. Sales activities are expected to begin in the second quarter of the fiscal year ended March 31, 2009. Hiring of full-time employees is expected to begin in the same period. It is expected that at least 20 people will be hired to assist the Company efforts for the fiscal year ended March 31, 2009. Fewer employees will be hired if the sales activity is less than expected.

History of the Company and Background of the Proposals

The Company was incorporated in Delaware on June 11, 1992. On May 28, 1998, the Company changed its name from Plasmatronics Technologies, Inc. to Ecological Services, Inc. and on January 3, 2003 changed its name to Stanford Capital Corporation. In December 2002, the Company acquired all the issued and outstanding shares of Stanford Capital International, Ltd. a Hong Kong based public relations firm for 10,000 shares of its common stock. This transaction was subsequently revoked. On January 31, 2004, the Company acquired all of the shares of Skreem Entertainment Corporation in exchange for 22,000,000 shares of its one for five post reverse split common shares. Skreem Entertainment Corporation promotes finances and manages artists in the entertainment industry.

On December 19, 2006, the name of the Company was to be changed to SKM Interactive Inc. On February 5, 2003, the Company spun-off its business operations into a subsidiary, Skreem Entertainment Corp (Nevada).

Sector 10 Services USA Inc. acquired SKRM Interactive through a reverse merger transaction on November 20, 2007. After the merger transaction, the Company had 77,320,292 shares outstanding. Purchase accounting adjustments were made to account for the combination of the entities. Immediately after the merger, the company was called SKRM Interactive, Inc. and continued its reporting obligations under that name. The Company formerly changed its name to Sector 10, Inc. on April 15, 2008. The SKRM year end of March 31 was continued with the new entity.

Sector 10, Services USA, Inc. was formed as a Nevada corporation on September 16, 2002 and was a majority owned subsidiary of Sector 10, Holdings, Inc. The Company had minimal activity in 2002 and has been inactive until immediately prior to the acquisition of SKRM Interactive.

Beneficial Ownership

The following table sets forth information regarding beneficial ownership of Common Stock as of the Record Date by (1) each person who is known by the Company to beneficially own more than five percent of the outstanding shares of Common Stock, (2) each of the directors of the Company, (3) each of the executive officers of the Company, and (4) all directors and executive officers of the Company as a group. To the Company’s knowledge and except as otherwise indicated, the persons named in the following table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable. Unless we indicate otherwise, each holder’s address is c/o SKRM Interactive, Inc., 14553 South 790 West, Bluffdale, Utah 84065.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)(1)

Sector 10 Holdings, Inc., Shareholder 14553 South 790 West Bluffdale, Utah 84065	72,696,631	77.29%

Pericles DeAvila, Chairman of the Board, President and Chief Executive Officer (2) 14553 South 790 West Bluffdale, Utah 84065	69,061,799	73.42%

Jeffrey Martin, Shareholder 11637 Orpington St. Orlando, FL 32817-4622	4,934,200	5.25%

Laurence A. Madison, Director, Executive Vice President, Treasurer, Secretary and Chief Financial Officer 14553 South 790 West Bluffdale, Utah 84065	0	0%

Alan Rouleau, Director 14553 South 790 West Bluffdale, Utah 84065	0	0%

All directors and executive officers as a group (2) (3 persons)	69,061,799	73.42%

———————

(1)

Calculated based on 94,060,292 shares of Common Stock outstanding on the Record Date with percentages rounded to the nearest one-tenth of one percent. Shares of Common Stock subject to options that are presently exercisable or exercisable within 60 days are deemed to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person but not treated as outstanding for computing the percentage of any other person.

(2)

Consists of 69,061,799 shares of Common Stock owned by Sector 10 Holdings, Inc., which may be deemed to be beneficially owned by Mr. DeAvila due to his positions as Chairman of the Board, President and Chief Executive Officer of Sector 10 Holdings, Inc. and beneficial ownership of approximately 95% of Sector 10 Holdings stock through family and other related entities.

Communications with the Board of Directors

Stockholders may communicate with any and all members of the Board by transmitting correspondence by mail to:

SECTOR 10, INC.

14553 South 790 West, Suite C
Bluffdale, Utah 84065

Attn: Secretary

Stockholder Communications

Stockholders should clearly specify in each communication the name of the individual director or group of directors to whom the communication is directed and that the communication is from a Stockholder. Stockholder communications received by the Secretary of the Company will be promptly forwarded to the specified director or group of directors, as appropriate. Communications that are abusive, in bad taste or that present safety or security concerns may be handled differently. We generally will not forward to a director or group of directors a Stockholder communication that requests general information about the Company that can be handled by our corporate staff.

If a communication is sent to the Board or a Committee thereof, the Chairman of the Board or the Chairman of that Committee, as the case may be, will determine whether a response to the communication is warranted. If a response to the communication is warranted, the content and method of the response may be coordinated with counsel.

CERTAIN RISKS ASSOCIATED WITH THE REVERSE SPLIT DESCRIBED IN
THIS INFORMATION STATEMENT

If the Reverse Split is approved and consummated, there will be a substantial excess of authorized shares for issuance.

If the Reverse Split is approved and consummated, the Company will have only approximately 9,406,030 issued and outstanding shares of Common Stock. If the Reverse Split is approved and consummated, the Company would have in excess of 189,000,000 shares of Common Stock which would be authorized but not issued.

A significant number of authorized but unissued shares could create a number of concerns for our Stockholders. Among those concerns, is the Board’s ability to issue any or all of those shares at any time, and from time to time, as the Board sees fit. If the Reverse Split is approved and consummated, the number of authorized but unissued shares of Common Stock would be at least 10 times the number of shares of Common Stock which would then be issued and outstanding. The large number of authorized but unissued shares could be used for any purpose approved by the Board. Those purposes could include merger, acquisition or capital financing transactions in which the percentage ownership of the Common Stock held by our existing Stockholders would be significantly diluted. Those purposes could also include grants of shares of Common Stock, or options, warrants or other rights to acquire shares of Common Stock, to employees, officers, directors (including the members of the Board who possess the authority to determine whether and in what amount such grants should be made), consultants or other parties. Those purposes could also include other transactions with third parties (including members of the Board), in which the Board determines that shares of Common Stock should be issued in exchange for consideration provided by the other party. Any or all of the forgoing actions could result in significant and potentially detrimental dilution of the percentage ownership of our existing Stockholders.

Stockholders should also recognize that an excessively large number of authorized but unissued shares could, under certain circumstances, have an anti-takeover effect on the Company. For example, a large number of authorized but unissued shares of Common Stock would permit the Board to issue shares of Common Stock that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction for the combination of the Company with another entity.

The consummation of the Reverse Split may reduce the aggregate market capitalization of our stock.

If the proposal to amend the Articles of Incorporation to effect the Reverse Split is approved and the Reverse Split is effected, the number of outstanding shares of Common Stock will be reduced dramatically. Given the potentially significant reduction in the number of shares that would then be outstanding, our total market capitalization will also be reduced dramatically unless the price per share of our Common Stock, as determined by the trading activity in our Common Stock, is dramatically increased. Accordingly, the total market capitalization of our Common Stock, if the proposed Reverse Split is effected, may be lower than the total market capitalization of the Common Stock before the proposed Reverse Split is effected. There can be no assurance that the total market capitalization of the Common Stock (the aggregate value of all shares of the Common Stock then issued and outstanding, multiplied by the then-existing market price per share of Common Stock), after effecting the Reverse Split (the “Post-Split Common Stock”) will be equal to or greater than the total market capitalization of the Common Stock before effecting the Reverse Split, or that the per share market price of the Post-Split Common Stock following the consummation of the Reverse Split will either equal or exceed the current per share market price of the Common Stock.

The consummation of the Reverse Split may have a negative impact on the market value of our Common Stock.

There can be no assurance that the market price per new share of the Post-Split Common Stock after the consummation of the Reverse Split will increase in proportion to the reduction in the number of old shares of the Common Stock outstanding before the consummation of the Reverse Split. For example, based on the closing bid price of the Common Stock on August 15, 2008 of $.04 per share, if the Board decided to effect the Reverse Split, there can be no assurance that the closing bid price of the Post-Split Common Stock would be $.40 per share or greater. Accordingly, the market price of the Post-Split Common Stock following the Reverse Split may not exceed an amount which is equal to 10 times the market price of the Common Stock prior to the consummation of the Reverse Split. If the trading market for the Post-Split Common Stock does not apply a multiplier of at least 10 to the price of the existing Common Stock, the value of shares of Common Stock held by our existing Stockholders will be reduced, and may be reduced dramatically.

The consummation of the Reverse Split may not attract institutional investors or investment funds to purchase the Post-Split Common Stock.

If the proposals to consummate the Reverse Split is approved and we move forward to consummate the transactions contemplated by such proposal, the resulting per share price for the Post-Split Common Stock may not attract institutional investors or investment funds and may not satisfy the investing guidelines of such investors and, consequently, the trading liquidity of the Post-Split Common Stock may be no better, and could be worse, than the existing trading liquidity of the Common Stock. There can be no assurance that consummation of the Reverse Split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds.

PROPOSAL TO THE AMENDED AND RESTATED ARTICLES OF
INCORPORATION TO EFFECT THE REVERSE SPLIT

The Board has unanimously approved the Reverse Split and recommends that you vote in favor of the proposal.

Summary

The Board has unanimously adopted a resolution approving the Reverse Split and believes that it is in the best interests of the Company and the Stockholders to approve the Reverse Split. Management anticipates that, if approved and consummated, the principal effects of the Reverse Split will be that:

1.

The number of outstanding shares of Common Stock will be reduced from approximately 94,060,292 to approximately 9,406,030;

2.

The number of shares of Post-Split Common Stock held by each Stockholder will be equal to 1/10th of the number of shares of pre-split Common Stock held by that stockholder;

3.

The trading price of the Post-Split Common Stock will be greater than the current trading price of a share of Common Stock (the exact trading price of the Post-Split Common Stock will depend on the reaction, if any, of the public market for the Post-Split Common Stock, as well as other factors, all as discussed in greater detail below);

4.

Stockholders who would otherwise be entitled to receive a fractional share of Post-Split Common Stock, after all Shares of Common Stock held by such Stockholder are consolidated, as a result of the Reverse Split will be entitled, upon surrender of the certificate(s) representing such Stockholder’s Common Stock, if any, to have the fractional share rounded up to one share of Post-Split Common Stock; and

5.

The Company will be authorized to issue 199,000,000 shares of Common Stock, of which approximately 9,406,030 shares will be issued and outstanding.

General

Except for adjustments that may result from the treatment of fractional shares as described below, our management does not believe the consummation of the Reverse Split will have a dilutive effect on the Stockholders, since each Stockholder would hold the same percentage of Common Stock outstanding immediately following the Reverse Split as such Stockholder held immediately prior to the Reverse Split. The Reverse Split would not affect the relative voting and other rights that accompany the shares of Common Stock.

Reasons for Approving the Reverse Split

The Board believes that the Reverse Split will increase the per-share stock price of the Common Stock to increase the attractiveness of the Common Stock to prospective investors and the financial community. Currently, the Common Stock is traded on the Over-The-Counter ("OTC") Electronic Bulletin Board or the "pink sheets" (under the symbol "SECT.OB"). The closing price for the Common Stock as reported on the OTC Electronic Bulletin Board during the period from January 1, 2008 to August 15, 2008 has ranged from a high of $.24 to a low of $.02. The closing price on August 15, 2008 was $.04.

The Board believes that the approval of the Reverse Split and the potential increase in the per share price of the Common Stock should enhance the acceptability and marketability of the Common Stock to the financial community and investing public. Many institutional investors have policies prohibiting them from holding lower-priced securities in their portfolios, which reduces the number of potential buyers of the Common Stock. Additionally, analysts at many brokerage firms are reluctant to recommend lower-priced securities to their clients or monitor the activity of lower-priced securities. Brokerage houses also frequently have internal practices and policies that discourage individual brokers from dealing in lower-priced securities. Further, because brokers' commissions on lower-priced securities generally represent a higher percentage of the price of the securities than commissions on higher-priced securities, investors in lower-priced securities pay transaction costs which are a higher percentage of their total securities value, which may limit the willingness of individual investors and institutions to purchase the Common Stock.

Although the Board believes that the consummation of the Reverse Split is in the best interests of the Company and the Stockholders, if approved and consummated, the Reverse Split will result in some Stockholders owning "odd-lots" of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd lots may be higher, particularly on a per share basis, than the cost of transactions in even multiples of 100 shares.

We cannot assure you that the Reverse Split will be consummated, even if approved, or that the Reverse Split will have any of the desired consequences described above.

Fractional Shares

If the proposal to approve the Reverse Split is approved and the Reverse Split is effected, no fractional shares or scrip certificates shall be issued to Stockholders. Rather, a Stockholder who would otherwise be entitled to a fractional share after all shares of Common Stock held by such holder are consolidated, will be entitled, upon surrender of the certificate(s) representing such Stockholder’s Common Stock, if any, to have the fractional shares rounded up to one share of Post-Split Common Stock.

Effect on shares available for future issuance

If the Reverse Split is approved and is subsequently effected, the Company would have a significant number of authorized shares available for future issuance. The large number of authorized but unissued shares could be used by the Board for financings, acquisitions, grants to employees, executives, directors and consultants and other actions, any or all of which could have a dilutive effect on the percentage ownership of the existing holders of Common Stock. Some of the principal risks associated with the potentially large number of authorized but unissued shares of Common Stock which would result from approval of the Reverse Split are described above under the heading “CERTAIN RISKS ASSOCIATED WITH THE REVERSE SPLIT DESCRIBED IN THIS INFORMATION STATEMENT - If the Reverse Split is approved and consummated, there will be a substantial excess of authorized shares for issuance.” Although the Board has considered potential transactions which could result in future issuances of shares of Common Stock, the Board has not entered into any binding agreements which contemplate such an issuance. Given our limited financial resources, financial condition, and our need for operating and growth capital, however, it is likely that the Board will enter into one or more capital-raising transactions in the near future. Such transactions, if consummated, would likely result in the issuance of shares of Common Stock or of equity securities or debt which could be converted, exchanged or exercised for shares of Common Stock. Due to the current market price for the Common Stock, if we sell shares of our capital stock (or any other debt or equity which is convertible, exchangeable or exercisable for shares of capital stock) in one or more transactions, we will likely be required to issue a substantial number of shares of stock, either in the initial transaction or upon the conversion, exchange or exercise of debt or equity sold in the initial transaction. The issuance of those shares will likely have a significant dilutive effect on the percentage ownership of our capital stock by existing Stockholders.

Effect on the Company's Stock Options, Warrants and Convertible Debentures

If the proposal to approve the Reverse Split is approved and the Reverse Split is effected, the number of shares of Common Stock issuable upon the exercise of outstanding stock options, warrants and convertible debentures will be proportionately decreased and the exercise price for such stock options, warrants and convertible debentures will be proportionately increased, in each case based on the Reverse Split ratio of Ten to One (10:1).

Effect on Beneficial Stockholders

If the proposal to approve the Reverse Split is approved and the Reverse Split is effected, we intend to treat the Stockholders holding Common Stock in "street name", through a bank, broker or other nominee, in the same manner as registered Stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the Reverse Split for their beneficial holders holding Common Stock in "street name". However, such banks, brokers or other nominees may have different procedures than registered Stockholders for processing the Reverse Split. If you hold your shares with such a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.

Appraisal Rights

Stockholders do not have appraisal rights in connection with the Reverse Split.

Accounting Consequences

If the proposal to approve the Reverse Split is approved and the Reverse Split is effected, all previously reported per share amounts will be restated to reflect the effect of the Reverse Split as though it had occurred at the beginning of the earliest period presented in our consolidated financial statements. In addition, the amounts reported on our consolidated balance sheets as common stock and additional paid in capital will also be restated to reflect the Reverse Split.

Certain Federal Income Tax Consequences of the Reverse Split

The following discussion addresses the material federal income tax consequences of the Reverse Split that are applicable to Stockholders. These discussions are based upon the Internal Revenue Code of 1986, as amended, (the “Code”), applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date hereof. We have not requested, and do not presently intend to request, a ruling from the Internal Revenue Service, or an opinion of counsel, regarding these tax issues. Further, these discussions do not address all federal income tax consequences that may be relevant to a particular holder of shares of Common Stock or options to acquire Common Stock, or any foreign, state or local tax considerations.

The following disclosures are intended to comply with applicable Treasury Regulations. The discussions of certain federal income tax consequences referenced above and set forth below are not intended or written to be used, and cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer. These discussions of certain federal income tax consequences are written to support the promotion or marketing of the transactions described herein. Accordingly, Stockholders and holders of options and other rights to acquire Common Stock are strongly urged to seek advice based on each holder’s own particular circumstances from an independent tax advisor.

We believe that the Reverse Split will constitute a tax-free transaction within the meaning of Section 368(a)(1)(E) of the Code. Accordingly, it would generally be the case for federal income tax purposes that: (i) no gain or loss will be recognized by the holders of shares of the Common Stock upon consummation of the Reverse Split, (ii) the aggregate tax basis of shares of Common Stock will be the same as the aggregate tax basis of shares of the Common Stock exchanged in the Reverse Split, (iii) the holding period of the Common Stock received in the Reverse Split will include the period for which shares of the Common Stock were held prior to the Reverse Split, and (iv) the Company will not recognize any gain or loss as a result of the Reverse Split.

Required Vote for Approval of the Reverse Split

The proposal to amend the Articles of Incorporation to effect the Reverse Split requires the consent of a majority of the outstanding Stock entitled to vote, and a majority of the outstanding Stock of each class entitled to vote thereon as a class.

THE BOARD RECOMMENDS THAT STOCKHOLDERS CONSENT TO THE REVERSE SPLIT

ACTIONS REQUIRED BY YOU

If you approve of the Reverse Split, please sign the Consent attached to this Information Statement as Appendix B. By signing the Consent, you will approve the Reverse Split.

Please sign the Consent as soon as possible. Then, please promptly use the enclosed self-addressed stamped envelope to return the Consent by U.S. Mail to Pericles DeAvila at Sector 10, Inc., 14553 South 790 West, Suite C, Bluffdale, Utah 84065, or by fax to (801) 676-1893 or by email to peric10@sector10.com. You may also deliver the original signed Consent personally to the same address.

Revocability of Member Consent

Any Stockholder delivering a Consent may revoke such Consent by a signed writing describing the action and stating that such Stockholder’s prior Consent is revoked, if the writing is received by the Company prior to the effective date of the Reverse Split. The Company plans to consummate the Reverse Split soon after the Company receives the required Consents.

Tender of Certificates

DO NOT SEND YOUR STOCK CERTIFICATES OR TAKE ANY ACTION AT THIS TIME OTHER THAN COMPLETING AND RETURNING THE CONSENT. IF THE REVERSE SPLIT IS APPROVED AND CONSUMMATED, YOU WILL RECEIVE INSTRUCTIONS REGARDING THE EXCHANGE OF YOUR STOCK CERTIFICATES.

ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith file reports, proxy, and information statements, and other information with the SEC. Such reports, proxy, and information statements, and other information we file can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. Copies of such materials can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC maintains a World Wide Web site that contains reports, proxy, and information statements, and other information filed through the SEC's Electronic Data Gathering, Analysis and Retrieval System. This Web site can be accessed at www.sec.gov.

Special Report

To the extent requested in writing, we will provide to each person solicited, without charge, a copy of our most recent Annual Report on Form 10-KSB, including the financial statements and financial statement schedules, required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Securities Exchange Act of 1934. You may obtain a copy by writing to the President of the Company at 14553 South 750 West, Suite C, Bluffdale, Utah 84065.

EXHIBIT A

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

SECTOR 10, INC.

Pursuant to § 242 of the General Corporation Law of the State of Delaware:

The undersigned does hereby certify and set forth as follows:

FIRST: That the Board of Directors of the Sector 10, Inc. (the “Corporation”) have duly adopted the following resolution, setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable:

RESOLVED, that the Board of Directors hereby declares it advisable and in the best interests of the Corporation that Article FOURTH of the Certificate of Incorporation of the Corporation be amended to add the following after the first paragraph of Article FOURTH of the Corporation’s Articles of Incorporation:

Reverse Stock Split

Split Ratio.  Each 10 shares of the common stock issued and outstanding, or issued and held by the Corporation, as of the day and time this Amendment is filed with Secretary of State of State of Delaware (the “Change Time”) shall be, on and as of the Change Time, combined into one (1) share of common stock of the Corporation, $.001 par value per share.

SECOND: That the said amendment has been consented to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote by written consent in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this Amendment to be signed by Pericles DeAvila, the President and Chief Executive Officer of the Corporation, this ____ day of August, 2008.

SECTOR 10, INC., a Delaware corporation

By:	/s/ Pericles DeAvila
Pericles DeAvila
President and Chief Executive Officer

A-1